Exhibit 21.1

Subsidiaries of the Registrant

Name of the Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Emerging Compounds Treatment Technologies, Inc.	Massachusetts
Enthalpy Analytical, LLC	Delaware
Environmental Standards, Inc.	Pennsylvania
Epic Environmental Pty Ltd	Australia
FRS Environmental Remediation, Inc.	Florida
Montrose Air Quality Services, LLC	Delaware
Montrose Environmental Group AB	Sweden
Montrose Environmental Group GmbH	Germany
Montrose Environmental Group Ltd.	British Columbia
Montrose Environmental Group BV	Belgium
Montrose Environmental Solutions Canada Inc.	Alberta
Montrose Environmental Solutions, Inc.	Delaware
Montrose Foreign Holdings, Inc.	Delaware
Montrose Government Solutions, Inc.	Delaware
Montrose Measurements and Analytics, LLC	Delaware
Montrose Services, LLC	Delaware
Montrose Water and Sustainability Services, Inc.	Delaware
MSE Group, LLC	Texas
PARS Environmental, Inc.	New Jersey
SensibleIOT, LLC	California
Spirit Environmental, LLC	Texas
Sustainable Treatment Solutions, Inc.	New York
The Center for Toxicology and Environmental Health, L.L.C.	Arkansas
Two Dot Consulting, LLC	Colorado